UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
     Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Symantec Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

     On July 25, 2006, Symantec Corporation (the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with its 2006 Annual Meeting of Stockholders, to be held on September 13, 2006 (the “Annual Meeting”). At the Annual Meeting, the Company is requesting that the stockholders of the Company approve the amendment and restatement of the Company’s 2004 Equity Incentive Plan (the “Plan”), as set forth in Proposal No. 2 of the Proxy Statement. A copy of the form of the Plan is attached as Annex A to the Proxy Statement.
     Pursuant to discussions of the Company with Institutional Shareholder Services (“ISS”), management of the Company has determined to recommend to the Company’s Board of Directors (the “Board”) that it amend Section 16 of the Plan to delete the second sentence in such section to clarify that the Company may not engage in a cash-for-equity exchange without prior stockholder approval. The revised Section 16 would read in its entirety as follows:
16. Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. This Section shall not be construed to defeat the approval requirements of Section 5.9 for any repricing of Options.
     The Company expects the Board to so amend the Plan at the first meeting of the Board following the Annual Meeting.
     The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.